EXHIBIT 99.1

BOSTON SCIENTIFIC PROVIDES STRATEGIC UPDATE

Endosurgery group to remain wholly owned by Boston Scientific

Natick, MA (August 2, 2007) -- Boston Scientific Corporation (NYSE: BSX) today provided an update on its plans to strengthen operating and financial performance as part of its overall strategy of restoring growth, increasing sustainable short- and long-term shareholder value, and continuing to build a broad, diversified medical device company.

The Company announced it has completed its exploration of an initial public offering (IPO) of a minority interest in its Endosurgery group and that the group will remain wholly owned by the Company.  On March 12, the Company had announced it intended to explore the benefits that may be gained from operating the Endosurgery group as a separately traded public company that would become a majority-owned subsidiary of Boston Scientific.

The Company also said it plans a number of announcements in the coming weeks and months that will advance its previously disclosed objectives of selling non-strategic assets, divesting elements of its investment portfolio, and reducing expenses and headcount to be more in line with the Company’s revenue base.  An expense and headcount restructuring plan is in development and will be communicated next quarter.  The plan will be one of many critical actions designed to begin enhancing shareholder value.  The Company also reiterated its plans to be more selective in its business development activities.

“Our decision to retain the Endosurgery group is the first in a series of steps we plan to take to advance our strategy of restoring growth, increasing shareholder value and continuing to build a broad, diversified company,” said Jim Tobin, Boston Scientific President and Chief Executive Officer.  “We believe we can create more shareholder value with the Endosurgery group remaining wholly owned by Boston Scientific, and we have concluded that an IPO would have reduced – rather than enhanced – Boston Scientific’s shareholder value.  The benefits of retaining the Endosurgery group clearly outweigh those offered by the sale of a minority interest.”

“The exploration process has increased visibility to the historic strengths and future potential of the Endosurgery group,” added Tobin.  “Endosurgery is a market leader that has delivered consistent double-digit growth and impressive performance year after year, and it is expected to generate more than $1.4 billion in revenue this year.  It represents great value, and it provides important balance within our portfolio of businesses.  We believe these considerable contributions are best maintained by keeping Endosurgery as a strategic asset of Boston Scientific.”

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Boston Scientific Corporation / Page 2
August 2, 2007

Tobin said the retention of the Endosurgery group should serve to strengthen the Company’s financial position going forward, particularly Endosurgery’s strong gross profit margins and robust operating cash flows.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties.  For more information, please visit: www.bostonscientific.com.

This press release contains forward-looking statements.  Boston Scientific wishes to caution the reader of this press release that actual results may differ materially from those discussed in the forward-looking statements and may be adversely affected by, among other things, the Company’s ability to maintain gross margins and cash flows and to implement its plans for strengthening performance, risks associated with product development and commercialization, clinical trials, intellectual property, regulatory approvals, competitive offerings, integration of acquired companies, debt repayment, Boston Scientific’s overall business strategy, and other factors described in Boston Scientific’s filings with the Securities and Exchange Commission.

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Media Relations
Boston Scientific Corporation

Dan Brennan
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Investor Relations
Boston Scientific Corporation